Exhibit 99(e)

SCHERING-PLOUGH ANNOUNCES CESAN RESIGNATION

KENILWORTH, N.J., June 27, 2001 -Richard Jay Kogan, chairman and chief executive officer of Schering-Plough Corporation (NYSE: SGP), today reported that Raul E. Cesan has resigned as president and chief operating officer, effective July 15, 2001. Cesan also resigned from Schering-Plough's Board of Directors.

"We understand his decision and respect it," said Kogan. "We are all grateful to Raul for his many contributions to Schering-Plough. His many accomplishments are not overshadowed by the company's current challenges.

"As I have said publicly, I am committed to delivering on the company's quality and compliance objectives and getting Schering-Plough back on its growth track.

"Our priorities and our objectives will not be interrupted by this change. Senior management will absorb his responsibilities," concluded Kogan.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.